                              SELLING SHAREHOLDERS

    The shares of Common Stock registered hereunder are being offered for the accounts of the individuals and entities listed below (the "Selling Shareholders"). None of the Selling Shareholders has any position with, the Company or any of its predecessors or affiliates, or has had any such position within the past three years.

                                                                        SHARES
                                                                      WHICH MAY                 SHARES TO BE OWNED AFTER
                                                                     BE OBTAINED
                                                         SHARES          UPON        SHARES           OFFERING(1)
                                                        CURRENTLY    EXERCISE OF    OFFERED    --------------------------
SELLING SHAREHOLDER                                       OWNED      THE WARRANTS    HEREBY       NUMBER        PERCNT
----------------------------------------------------  -------------  ------------  ----------  -------------  -----------
Michael Ambroselli..................................        50,000       100,000      150,000          -0-           -0-
Arron, Inc..........................................        75,000       150,000      225,000          -0-           -0-
Harvey Bibicoff.....................................        50,000       100,000      150,000          -0-           -0-
Centre Trustees, CI Limited.........................        12,500        25,000       37,500          -0-           -0-
Malcom and Julia Coster.............................        12,500        25,000       37,500          -0-           -0-
E. C. Capital, Ltd..................................           -0-     1,000,000    1,000,000          -0-           -0-
Howard J. Green.....................................        12,500        25,000       37,500          -0-           -0-
The Harmat Organization.............................           -0-        10,000       10,000          -0-           -0-
Legong Investments, N.V.............................           -0-        45,000       45,000          -0-           -0-
Nancy J. Litman.....................................        25,000        50,000       75,000          -0-           -0-
Masada I Limited Partners...........................        50,000       100,000      150,000          -0-           -0-
Mustang '65 Limited Partners........................           -0-     1,250,000    1,250,000          -0-           -0-
Norben Import Corp. Profit Sharing Plan.............        50,000       100,000      150,000          -0-           -0-
Riviera Holding LLC.................................        37,500        75,000      112,500          -0-           -0-
Amy Robinson........................................        25,000        50,000       75,000          -0-           -0-
Rozel International Holding Limited.................       150,000       300,000      450,000          -0-           -0-
Dennis Saleeby......................................        25,000        50,000       75,000          -0-           -0-
Stit Consulting Limited.............................        25,000        50,000       75,000          -0-           -0-
Sunset Capital, Inc.................................        25,000        50,000       75,000          -0-           -0-
                                                                                                        --            --
                                                      -------------  ------------  ----------
  TOTALS............................................       625,000     3,555,000    4,180,000          -0-           -0-

------------------------

(1) Assumes all Warrants will be exercised and all Shares offered hereby will be sold.

ORIGIN OF THE SHARES OFFERED

    In August of 1997, the Company retained E.C. Capital Ltd. ("ECC"), a New York based investment-banking firm, to raise equity capital in a private offering (the "ECC Offering"). The Company issued to investors Units consisting of 25,000 shares of Common Stock, 25,000 "A" and "B" Warrants. The "A" Warrants have a term of two years from the date of issuance and may be exercised to purchase shares of Common Stock at a per share exercise price of $1.60. The "B" Warrants have a three-year term and may be exercised to purchase shares of Common Stock at a price per share of $2.00. The offering price for each full unit of the ECC Offering was $25,000. All the Units so offered were sold during September and October of 1997, including a total of 625,000 Common Shares and Warrants for the purchase of an additional 1,250,000 Common Shares, for net proceeds of $544,000. The issuance of the "A" and "B" Warrants were subject to approval by the Company's Board of Directors and shareholders of (i) an amendment to the Company's Articles of Incorporation increasing its authorized number of shares of Common Stock from 25,000,000 to 50,000,000, (ii) effecting a one for ten reverse stock split of the outstanding shares of Common Stock, and
(iii) moving the Company's state of incorporation from California to Delaware. All of the above proposals were approved by the Company's shareholders at its annual meeting held November 25, 1997. The Company has agreed to pay ECC a 10% commission on all sales of Units and a 3% non-accountable expense reimbursement. Additionally, the Company has issued to

ECC 500,000 "A" and 500,000 "B" Warrants, as partial compensation for its efforts in completing the ECC Offering, for a total of 1,000,000 Warrants in all. The Company has also agreed to retain ECC as an advisor for the next three years at a fee of $3,000 per month and to pay ECC a 5% warrant solicitation fee for any of the investor Warrants which are exercised. The Company has also agreed not to raise debt or equity financing during this three-year period other than with consent of ECC and to allow a ECC designee to observe all meetings of the Company's Board of Directors. Further, all of the Company's officers and directors have executed lock-up agreements with ECC whereby they have agreed not to transfer, assign, sell or otherwise dispose of any of their Company shares, except with the consent of ECC, until at least one year after the effective date of the registration statement.

    The Shares offered herein include 625,000 currently outstanding shares and up to 1,250,000 Shares, which may be obtained by the exercise of certain Common Stock Purchase Warrants which, are held by the investors of the ECC Offering. Those investors are referred to herein as the Selling Current Shareholders. An additional 2,305,000 Shares are being offered by certain of the Company's other Warrant holders who were not investors in the ECC Offering. Those Shares are not currently outstanding, but may be obtained by the holders of such Warrants upon exercise of such Warrants in accordance with their terms.

    All of the Selling Current Shareholders, who or which obtained their Shares and Warrants pursuant to the private offering of Units described above, are subject, under the terms of that offering, to restrictions on their ability to sell the Shares listed in the chart above, including the Shares which they are entitled to obtain upon exercise of the Warrants. Specifically, for a period of one year after the date on which they obtained their Units the Selling Current Shareholders may not publicly sell either the Shares they acquired directly as part of the Units or the Shares they are entitled to obtain upon the exercise of their Warrants, without the prior written approval of E. C. Capital, Ltd., the Placement Agent for that Units offering. The restricted period applicable to those Shares will expire, as to all of the Shares and Warrants held by the Selling Current Shareholders, in September or October of 1998.

                          DESCRIPTION OF THE WARRANTS

    This Prospectus, and the Registration Statement of which it forms a part, refer only to the Shares of Common Stock being offered by the Selling Shareholders, and not to any of the Warrants themselves. Each of the Warrants described herein is subject to restrictions on transferability, as described below, and this Prospectus may not be relied upon in connection with any resale or other transfer of a Warrant.

    All questions about the exercise and terms of the Warrants and the rights of the Warrant Holders will be decided by the Company's Board of Directors. For a full description of the Warrants, please refer to the forms of Warrants themselves, copies of which have been provided to each of the Selling Shareholders and will be provided as appropriate to persons entitled thereto upon request, free of charge. The descriptions of the Warrants contained in this Prospectus are qualified in their entirety by reference to the complete text of such documents. Any conflict between the summary provided in this Prospectus and the actual terms of such documents must be resolved in favor of the terms as expressed in the documents themselves.

    Each of the Warrants provides for the issuance, upon exercise and payment of the exercise price, as described below, of that number of shares of the Company's Common Stock which is specified therein; however both the number of Shares which may be obtained upon exercise of the Warrants and the exercise price for the Warrants are subject to adjustment in certain circumstances, as more fully described below.

TERMS OF THE WARRANTS

    WARRANTS HELD BY THE SELLING CURRENT SHAREHOLDERS AND ECC

    All of the Warrants held by the Selling Current Shareholders and by E. C. Capital, Ltd. consist of two separate but substantially similar types: Class A and Class B Warrants. These Warrants are identical in all respects except for their respective terms and exercise prices, as described below.

    TERM. The term of the A Warrants runs through November 29, 1999; the term of the B Warrants runs through November 29, 2000 (the date of termination of the Warrants is in each case referred to herein as the "Expiration Time"). Following the expiration Time for any given Warrant, the holder(s) thereof will have no further right to subscribe for or purchase any security of or issued by the Company; and the Warrants and all rights thereunder will be valueless, unexercisable, and void.

    EXERCISE PRICE. The exercise price of the A Warrants is $1.60 per share of Common Stock; for the B Warrants the exercise price is $2.00 per share. In both cases the exercise price is subject to adjustment as described in the following sentence. If, prior to the Expiration Time, the outstanding shares of the Company's Common Stock shall be increased or decreased through a stock split, stock dividend, reverse stock split, stock consolidation, or otherwise, without consideration to the Company (including without limitation the reverse stock split described in Section 9, below), an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which the Warrants may be exercised. The effect of such adjustment shall be that the Purchaser shall obtain upon exercise of the Warrants after such event the same number of Warrant Shares for the same aggregate consideration as had Purchaser exercised the Warrants in full prior to such event and had the Warrant Shares then been subjected to the effects of such event.

    MANNER OF EXERCISE. The holder of any Class A or Class B Warrant may exercise it to purchase all or any whole number of the Shares it covers by (a) providing the Company with a signed written notice of its intent to exercise the Warrant Certificate, specifying the number of Warrant Shares to be so purchased completing in the manner indicated; (b) surrendering its current Warrant to the Company at the

Company's principal place of business in Sacramento, California; and (c) paying the appropriate purchase price for the Shares, by cash, money order, bank draft, or certified check, payable to the Company at its principal place of business in Sacramento, California.

    RIGHTS AS A SHAREHOLDER, EMPLOYEE, OR CONSULTANT. No person who holds a Class A or Class B Warrant will have any rights as a Company shareholder with respect to the Shares represented thereby until such Warrant is exercised and the Shares are actually issued. The grant or possession of a Class A or Class B Warrant does not impose any obligation whatsoever on the Company to employ or continue to employ the recipient of the Warrant, and does not interfere with the Company's right to terminate any position he or she may have with the Company, as a consultant or otherwise, at any time.

    TRANSFER OF THE WARRANTS. Except as described below, the Warrants may not be transferred without the express written consent of the Company, which consent may be granted or withheld for any reason in the Company's sole and absolute discretion. Unless the Company has previously granted its written consent thereto, the Warrant may be exercised only by the authorized holder of the Warrant, or by his, her, or its permitted transferees, as described below. More particularly, the Warrants may not be sold, assigned, transferred (except as provided above), pledged, hypothecated, or otherwise conveyed, encumbered, or disposed of in any way, are not normally assignable by operation of law, and are generally not subject to execution, attachment, or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, conveyance, encumbrance, or other disposition of the Warrants or the Warrant Certificate contrary to the provisions of the Warrants, and the levy of any execution, attachment, or similar process thereupon would generally be void and without effect, and the Company had no obligation to recognize any such purported transaction or event or to reflect such a purported transaction or event on its official records or to issue Warrants or shares of its Common Stock to any party. If the authorized holder of a Warrant is an individual, however, the Company will normally consent to the transfer of the Warrant to his or her heirs, executors, personal representatives, or administrators upon the death of the Warrant holder. If the authorized holder is an entity (such as a corporation or a Trust), the Company will consent to the transfer of the Warrant to the owners of the entity upon its formal dissolution.

    REDEMPTION RIGHTS. The Class A and Class B Warrants do not provide the Company with any redemption rights with respect to either the Warrants themselves or the underlying shares of Common Stock.

    WARRANTS HELD BY THE OTHER WARRANT HOLDERS

    The terms of the 1,305,000 Warrants held by the Other Warrant Holders are substantially similar to those of the Class A and Class B Warrants described above, except that the exercise prices of such Warrants vary from between Fifty Cents ($0.50) to One Dollar and Eighty Cents ($1.80) per share and they all expire at various times during the year 2000. The Warrants held by Legong Investments, N. V. also have a redemption feature, which would allow the Company to redeem them for Fifty Cents ($0.50) each should the Company's Common Stock achieve a trading price of Twenty Dollars per share.